UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 6, 2006 (January 31, 2006)

VERILINK CORPORATION
 (Exact name of registrant as specified in charter)

Delaware	000-28562	94-2857548
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11551 E. ARAPAHOE RD., SUITE 150
CENTENNIAL, CO 80112-3833
 (Address of principal executive offices / Zip Code)

303.968.3000
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 30, 2006, Verilink Corporation (the “ Company”) announced that its “tested working capital” as defined pursuant to the Company’s senior secured convertible notes (the “Senior Notes”), was $4.54 million as of  December 30, 2005, which is less than the $6.8 million target under the terms of the Senior Notes, as amended. As a result of this working capital deficiency, the holders of the Senior Notes have the right, exercisable through February 8, 2006 to require the Company to make special installment payments of up to a total of $2.61 million. Beginning on January 31, 2006, holders of the Senior Notes notified the Company of the exercise of their right to demand special installment payments totaling $2.35 million as of the opening of business February 6, 2006. The special installment payments are due twenty trading days from the respective holder’s special installment notices to the Company, and accordingly the first of such special installments is due March 1, 2006. The Company does not have the right to make these special installment payments in stock rather than cash without the consent of the holders because the Company was notified on January 9, 2006 that it was not in compliance with Nasdaq’s $1.00 minimum bid price requirement.

The Company intends to seek to negotiate a restructuring of its Senior Notes and other outstanding notes with a view to obtaining relief from the special installment payment requirement under the Senior Notes, among other things. In this regard, the Company has been in discussions with the largest holder of the Senior Notes, and such holder has suggested a preliminary amendment proposal. Although the Company seeks to restructure its outstanding notes on a negotiated basis, the Company cannot assure investors that such negotiations will be successful.

If the Company does not make the special installment payments when due, the Company would be in default under the terms of the Senior Notes, and the holders will have the right to redeem all or a portion of their Senior Notes at up to 120% face value thereof, and to pursue their other remedies under the Senior Notes. Substantially all of the Company’s assets are pledged as collateral for amounts outstanding under the Senior Notes. Furthermore, substantially all of the Company’s cash is held in accounts subject to a control agreement with the financial institution that maintains these accounts. The Company has agreed that upon a continuing event of default related to the Senior Notes, the collateral agent for the holders of the Senior Notes may instruct this financial institution to send to the collateral agent amounts credited to the Company’s account with the financial institution.

The Company issued 7% convertible promissory notes totaling $10.48 million (the “XEL Notes”) in connection with the acquisition of XEL Communications, Inc. in February 2004. The current outstanding principal amount of the XEL Notes is $2.88 million. Payment of the outstanding balance of the XEL Notes is due February 6, 2006. The Company is seeking an extension of the XEL Notes.

The terms of the Senior Notes as amended generally prohibit payments on the XEL Notes unless (i) the Company’s net cash balance exceeds the outstanding principal amount of the Senior Notes, (ii) the closing sale price for the common stock exceeds $1.50 for 20 consecutive trading days out of the 30 trading days prior to payment, or (iii) the holders of a majority in principal amount of the Senior Notes have consented to the payment or an amendment to the XEL Notes  permitting such payment thereon.

The Company might not be successful in its efforts to negotiate modifications or extensions of its indebtedness. If the Company is not successful in restructuring or refinancing its indebtedness on a negotiated basis, the Company may pursue other restructuring options.

Tested working capital under the Senior Notes is a non-GAAP financial measure and is not provided as a measure of the Company’s operating performance or liquidity and is not used by the Company as a measure of performance or liquidity. Tested working capital is referenced herein solely as supplemental information with respect to the special installment payment requirements under the Senior Notes. For a description of the tested working capital requirements under the notes, see the company’s Current Report on Form 8-K/A, dated April 19, 2005 and Form 8-K filed October 31, 2005. A reconciliation of non-GAAP tested working capital to GAAP working capital as of December 30, 2005 is included in the press release furnished as Exhibit 99.1 to the Company’s Form 8-K furnished January 20, 2006, and such reconciliation is hereby incorporated by reference herein .

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION
(Registrant)

Dated: February 6, 2006	By:	/s/ Timothy R. Anderson

Timothy R. Anderson
Vice President and Chief Financial Officer

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